Exhibit 10.36.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Employment Agreement") is effective as of September 22, 1997, by and between SMART CHOICE AUTOMOTIVE GROUP, INC., a Florida corporation ("Company"), and JOSEPH E. MOHR, an individual ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive has extensive experience relating to business matters; and

         WHEREAS, to promote the ongoing business of the Company, the Company desires to assure itself of the right to the Executive's services from and after the date hereof, on the terms and conditions of this Agreement; and

         WHEREAS, the Executive is willing and able to render his services to the Company from and after the date hereof, on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         SECTION 1.        EMPLOYMENT.

                  a. Subject to the terms and conditions of this Employment Agreement, the Company shall retain the Executive as its Senior Vice President and Chief Financial Officer, and the Executive shall render services to the Company in an executive capacity. Executive shall perform such duties ordinarily and customarily performed by a similar executive of a corporation of like type and size as the Company, and shall perform such other reasonable executive duties as the Company's President may assign to him from time to time. The Executive may also be given additional titles, and may be assigned responsibilities on behalf of certain of the Company's affiliates commensurate with his position with the Company, without requirement of additional compensation hereunder.

                  b. Throughout the period of his employment hereunder, the Executive shall: (i) devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of the Company; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company's Board of Directors, including but not limited to

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the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities. However, the Company shall not have the right to transfer the Executive's primary location from which he is to perform services to a location outside of Central Florida without Executive's prior consent.

         SECTION 2. INTENTIONALLY OMITTED.

         SECTION 3. TERM OF EMPLOYMENT. Subject to prior termination in accordance with the terms and conditions of this Employment Agreement, the term of employment of Executive by the Company pursuant to this Employment Agreement shall be for an initial period of three (3) years (the "Employment Period") commencing on the date hereof (the "Commencement Date"). The Employment Period shall automatically renew for additional terms of three years each on each anniversary of the date hereof hereafter (an "Anniversary Date"), unless either party gives written notice of termination to the other party not less than one hundred twenty (120) days prior to such Anniversary Date, in which case the Employment Period shall not so renew on such Anniversary Date and shall terminate two years from such Anniversary Date. The term "Employment Period" shall include the initial Employment Period and any and all successive renewals thereof.

         SECTION 4. COMPANY'S PRINCIPAL PLACE OF BUSINESS. The Company's principal place of business will be located in the Titusville, Florida area, or such other area in Florida as may be designated by the Company's Board.

         SECTION 5. COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Executive under this Employment Agreement, the Company shall pay to Executive the following:

         a. BASE SALARY. The Company shall pay to Executive a base salary of $150,000 during each year of the initial three (3) year Employment Period payable in equal periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, but in no case less than once a month. During each year of the Employment Period (as renewed under Section 3 hereof) after the initial three (3) years of the Employment Period, the Board shall review the base salary amount to determine whether or not to grant additional increases in the base salary amount.

         b. BONUS. In addition to the annual base salary, Executive shall be entitled to receive an annual

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performance bonus (the "Performance Bonus") as determined and in an amount set by the Board.

         c. COMPANY CAR/CAR ALLOWANCE. During the Employment Period, the Company shall provide to Executive, at the option of Executive, either (i) an automobile for Executive's use, or (ii) an automobile allowance of $600 per month which the Executive shall apply to leasing an automobile(s) for use by executive and his immediate family. The automobile allowance shall be payable at the end of each calendar month of the Employment Period. The Company shall pay all necessary maintenance fees, insurance payments, gasoline expenses and all other expenses related to the maintenance, operation and upkeep of the automobile. Upon termination of the obligation of the Company to provide Benefits pursuant to
Section 6 hereof, the Executive shall have the right and option to purchase the automobile at its then book value for financial statement purposes (if the automobile is owned by the Company) or, subject to the terms of the lease, to assume the lease for said automobile (if the automobile is leased by the Company).

         d. STOCK OPTIONS. During the Employment Period, Executive will be provided with stock options under the Company's stock option plan(s) as determined by the Company's Board of Directors (other than those granted on the date hereof) and/or a committee appointed by the Company's Board of Directors in accordance with the Company's stock option plan(s). Such awards shall be made on a basis commensurate with other executives of the Company giving due consideration to gross compensation levels and overall job performance.

         SECTION 6. FRINGE BENEFITS. Executive shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed (the "Benefits"), in accordance with the Company's practices covering executive personnel. Unless Executive consents to a different treatment, his eligibility, participation and benefits under the Benefits will be, and will continue to be, not less than the Benefits provided to any other employee of Senior Vice President or higher level. The Company shall use its best efforts to obtain waivers of waiting periods, if any, applicable to particular benefits. The benefits shall, at a minimum, include:

                  a. coverage for Executive and his family, under any major medical and dental insurance programs and plans, and under any short-term, long-term or permanent disability programs and plans, which are or may become generally available to management employees of the Company. Notwithstanding the foregoing, Executive shall be provided at minimum fully-paid health, major medical, dental and life insurance (equal to $300,000);

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                  b. retirement benefits at such time and on such amounts as are paid to executives by the Company at such time as the Company institutes a retirement or 401(k) plan;

                  c. reimbursement of all properly approved travel and business related expenses normally paid by the Company for the benefit of its executives, including, but not limited to, all expenses for the acquisition and use of a cellular telephone and cellular service of Executive's choice. All expense reimbursement shall conform to the Company's expense reimbursement policies at the time the expenses were incurred;

                  d. four (4) weeks paid vacation per calendar year at any time or times selected by Executive taking into account the convenience of the Company. Executive shall give the Board reasonable prior notice of selected vacation times of one week or more. While unused vacation time shall not be cumulative from year to year, Executive may carry forward not more than four (4) weeks of unused vacation time into the following calendar year, PROVIDED, HOWEVER, that under no circumstances shall Executive be entitled to more than eight (8) weeks of vacation per calendar year;

                  e. days of annual sick leave as is usual and customary for a vice president of a company similar to Company;

                  f. a holiday on the following days with full pay: New Year's Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as the Company may declare;

                  g. paid leave and reimbursement of all travel, tuition and related expenses in attending trade conferences and/or seminars and/or college or other high level courses acceptable to the Board in its reasonable discretion;

                  h. the Company shall purchase director and officer liability insurance that shall include coverage for Executive, as is normal and customary for a company of similar size to the Company and, in addition, the Company and its subsidiaries shall indemnify Executive pursuant to a separate written agreement for liabilities incurred as an officer to the fullest extent allowed by Florida law;

                  i. Executive shall also be provided with a disability income plan equal to 100% of his base salary, at least 80% of which is funded by insurance;

                  j. MOVING EXPENSES. The Company shall reimburse the Executive for the Executive's reasonable pre-approved expenses of moving the Executive's principal residence from the Ocala, Florida area to the area of Titusville, Florida, in accordance with the Company's expense reimbursement policies.

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         SECTION 7.        TERMINATION.

                  a. MUTUAL TERMINATION. This Employment Agreement may be terminated upon mutual written agreement of the Company and the Executive;

                  b. BY EXECUTIVE. This Employment Agreement may be terminated at the option of the Executive, upon fourteen (14) days' prior written notice to the Company, in the event that the Company shall (i) fail to make any payment to the Executive required to be made under the terms of this Employment Agreement after payment is due, or (ii) fail to perform any other material covenant or agreement to be performed by it hereunder or take any action prohibited by this Employment Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Company. In the event that this Employment Agreement is terminated pursuant to this Section 7b, then at the option of the Executive on notice to the Company, the full compensation payable to the Executive for the Employment Period under Section 5a hereof (just as if Executive had not been so terminated and was continuing to serve as an employee hereunder for the full term of this Employment Agreement, not including any renewal or extension thereof) shall be immediately due and payable by the Company.

                  c. BY THE COMPANY FOR CAUSE. This Employment Agreement may be terminated at the option of the Company, upon written notice to the Executive, "for cause" (as hereinafter defined), or in the event of the "permanent disability" (as defined and provided for in Section 8) or death of the Executive as provided for in Section 8. The Company may terminate Executive "without cause" (as defined in Section 8).

                  (i) As used herein, the term "for cause" shall mean and be limited to: (A) any material breach of this Employment Agreement by the Executive which in any case is not fully corrected within thirty (30) days after written notice of same from the Company to the Executive; (B) any fraud, theft, conversion, criminal misconduct, breach of fiduciary duty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (C) habitual breach by the Executive of any of the material provisions of this Agreement (regardless of any prior cure thereof); or
(D) gross neglect by the Executive of his duties and responsibilities hereunder which in any case is not fully corrected upon written notice of same from the Company to the Executive.

                  d. EFFECT OF TERMINATION FOR CAUSE. In the event of termination for any of the reasons set forth in this Section 7 (except as otherwise provided for hereinafter with respect to "permanent disability", death or "without cause") Executive shall be entitled to no further compensation, Base Salary or other Benefits under this Employment Agreement, except as to that

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portion of any unpaid Base Salary or other benefits accrued and earned by him hereunder up to and including the effective date of termination.

         SECTION 8. TERMINATION BY REASON OF DEATH; PERMANENT DISABILITY; OR WITHOUT CAUSE.

                  a. If the Company terminates Executive "without cause" which shall mean for any reason other than as set forth in Section 7c(i), the Executive terminates this Agreement under Section 7b, or in the event of Executive's death or "permanent disability" (as defined below), Executive shall
(i) be entitled to receive an amount equal to the full compensation including Benefits, to which he would otherwise be entitled under this Employment Agreement for the remainder of the Employment Period in effect as of the date of termination as well as any and all options awarded, vested or subject to vesting as of such date, (the "Severance Payment") (just as if Executive had not been so terminated and was continuing to serve as an employee hereunder for the full Employment Period in effect as of the date of termination) and (ii) be provided, for the remainder of the Employment Period, with all the insurance and other benefits set forth in Section 6a hereof (PROVIDED, HOWEVER, to the extent that the benefits in Section 6a cannot in fact be paid due to the fact that Executive is not in fact employed by the Company, the Company promptly shall pay Executive the monetary, after-tax equivalent thereof in U.S. Dollars, without any present value adjustment). Such Severance Payment shall be payable in a single lump sum distribution (without any present value adjustment) to Executive or his estate, as the case may be, no later than ninety (90) days from the effective date of such termination.

                  b. PAYMENT IN THE EVENT OF PERMANENT DISABILITY. For purposes of this Employment Agreement, Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Employment Agreement. The date of permanent disability shall be the one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event Executive shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by a qualified practicing physician mutually selected by the Company and the Executive and paid for by the Company (and reasonably acceptable to the Executive). Unless such physician shall issue a written statement to the effect that in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without

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further dispute by Executive or Company. Notwithstanding the foregoing, the time periods set forth in this Subsection b shall be modified as necessary so that they match the time periods set forth in the appropriate disability insurance policy such that there is no gap in payment of disability insurance benefits and Executive's compensation hereunder.

         SECTION 9.        CHANGE OF CONTROL.

                  a. Notwithstanding anything herein to the contrary, specifically including Section 7 hereof, in the event that following a "Change of Control" of the Company (as defined below), Executive's employment with the Company is either: (i) terminated by the Company, or (ii) terminated by Executive because his regular duties hereunder are materially reduced, diminished or modified (the position and duties of the Executive hereunder being material to such employment), then (subject to Section 9c that provides for a lump sum cash payment) the Company shall pay to Executive for a period of thirty-six (36) full calendar months from the date of termination, (A) the Base Salary in effect at the time of the termination of employment (in the same installments as prior to termination), (B) the Benefits to which he is entitled hereunder, and (C) when and as due, any other amounts to which the Executive is entitled under any compensation plan of the Company, including any Performance Bonuses (PROVIDED, HOWEVER, that to the extent that the Benefits cannot in fact be provided or paid due to the fact that Executive is not in fact employed by the Company, the Company shall pay to Executive the monetary, after tax equivalent thereof, in U.S. dollars without any present value adjustment). During the period that the Company is required to make payments to the Executive pursuant to this Section 9a, or for a period of twelve (12) months after termination of employment in the event the Executive elects a lump sum cash payment hereunder, the Company shall maintain in full force and effect for the continued benefit of the Executive, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination, including without limitation, all Benefits provided pursuant to
Section 6 hereof; provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

                  b. "Change of Control" shall be deemed to have occurred when:

                           (i) securities of the Company representing 25% or
more of the combined voting power of the Company's then outstanding voting securities are acquired by a person or entity

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which is not a wholly-owned subsidiary of the Company or any of its affiliates;

                           (ii) a merger or consolidation is consummated in
which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company;

                           (iii) a sale or other disposition or transaction is
consummated by the Company of more than 50% of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or

                           (iv) during any period of two consecutive years,
individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof.

                  c. In lieu of payments in installments hereunder, within thirty (30) days of termination of employment, the Executive may, at his sole option, elect to have all amounts to which he is entitled hereunder, be paid in a lump sum cash payment. The lump sum cash payment provided herein shall be due within five (5) days of notice from the Executive of the election to receive a lump sum cash payment pursuant to this subsection.

                  d. It is the intention of the Company and the Executive that no portion of any payment or benefit paid or provided under this Section or any other payment or benefit under this Agreement, or payments to or for the Executive under any other agreement or plan shall be deemed to be an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986 as amended (the "Code") or any successor provision. However, it is understood that, depending upon elections hereunder made by the Executive, the present value of all payments made under this Section and any other payment to or for the benefit of the Executive in the nature of compensation, the receipt of which is contingent on a Change of Control of the Company and to which
Section 280G of the Code or any successor provision thereto may apply, might exceed the maximum amounts which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision. In the event that the Executive becomes subject to a tax imposed by
Section 4999 of the Code or any successor provision as a result of the election of the Executive to receive a lump sum cash payment hereunder or otherwise, the Company shall pay to the Executive an amount equal to any excise tax imposed upon the Executive as a result of such payment (in addition to any other payment or benefit hereunder).

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         SECTION 10.       RESTRICTIVE COVENANTS.

                  a. The Executive hereby acknowledges and agrees that (i) the business contacts, customers, suppliers, know-how, trade secrets, marketing techniques, confidential information, financial and operating models, promotional methods and other aspects of the business of the Company and its affiliates have been and are of value to the Company, and have provided and will hereafter provide the Company with substantial competitive advantages in the operation of its business, (ii) he has and will continue to have detailed knowledge and possesses and will possess confidential information concerning the business and operations of the Company, (iii) the restrictions set forth in this Section are reasonably necessary to protect the legitimate business interests of the Company, and (iv) but for Executive's agreement to be governed by the restrictions set forth in this Section 10, the Company would not have entered into this Agreement. The Executive hereby further acknowledges that his business skills are not uniquely suited to businesses of the type conducted by the Company, and that, if required, he could readily adapt and utilize such skills in one or more other types of businesses.

                  b. The Executive shall not, directly or indirectly, for himself or through or on behalf of any other person or entity:

                           (i) at any time, divulge, transmit or otherwise
disclose or cause to be divulged, transmitted or otherwise disclosed, any business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) it is a matter of common knowledge or public record, (B) it is generally known in the industry, or (C) such information was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

                           (ii) at any time during the period from the date
hereof through and including the date of the expiration or termination of the Executive's employment with the Company (the "Restrictive Period"), directly or indirectly invest, carry on, engage or become involved, either as an employee, agent, advisor, officer, director, stockholder (excluding ownership of not more than 3% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant or consultant, in any business enterprise (other than the Company or its subsidiaries, affiliates, successors or assigns) which derives any material revenues from the sale, lease, financing or other transactions in new or used automobiles or other consumer vehicles.

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                  c. The Executive and the Company hereby acknowledge and agree that, in the event of any breach by the Executive, directly or indirectly, of the foregoing restrictive covenants, it will be difficult to ascertain the precise amount of damages that may be suffered by the Company by reason of such breach; and accordingly, the parties hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the breaching party or parties shall be required to pay to the Company, on demand from time to time, cash amounts equal to any and all gross revenues derived by the breaching party or parties, directly or indirectly, from any and all violative acts or activities. The parties hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of this Section 10 by the Executive, and the parties hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

                  d. The Executive and the Company hereby further acknowledge and agree that any breach by the Executive, directly or indirectly, of the foregoing restrictive covenants will cause the Company irreparable injury for which there is no adequate remedy at law. Accordingly, the Executive expressly agrees that, in the event of any such breach or any threatened breach hereunder by the Executive, directly or indirectly, the Company shall be entitled, in addition to any and all other remedies available (including but not limited to the liquidated damages provided for in Section 10c above), to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Section 10 without the necessity of proof of actual damages and without the necessity of posting bond. In the event either party does apply for such injunction, the other party shall not raise as a defense thereto that such applying party has an adequate remedy at law.

                  e. In the event of any dispute under or arising out of this
Section 10, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its actual costs and expenses (including actual attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

                  f. Executive expressly agrees that the existence of any claims that he has or that he may have against the Company, its affiliates or parent companies, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by the Company of this Section 10.

         SECTION 11. REASONABLENESS. Executive has carefully read and considered the provisions of Sections 10 and 11 hereof and, having done so, agrees that the restrictions set forth in such

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sections are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company.

         SECTION 12. NO INCONSISTENT OBLIGATIONS. Executive represents and warrants that no action required of him under this Employment Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Executive has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

         SECTION 13. NOTICES. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

         If to the Company: Smart Choice Automotive Group, Inc.
                            5200 S. Washington Avenue
                            Titusville, Florida 32780
                            Attention: Gary Smith

         If to Executive:   Joseph E. Mohr
                            5200 S. Washington Avenue
                            Titusville, Florida 32780

         SECTION 14. BINDING EFFECT AND GOVERNING LAW. This Employment Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Employment Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties. The Employment Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Employment Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Employment Agreement shall be governed by the laws of the State of Florida.

         SECTION 15. SEVERABILITY. In the event that any terms or provisions of this Employment Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         SECTION 16. ASSIGNABILITY. The rights or obligations contained in this Employment Agreement shall not be assigned,

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transferred, or divided in any manner by Executive or Company, without the prior written consent of the other; PROVIDED, HOWEVER, that nothing in this Section 16 shall preclude: (i) Executive from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrator or other legal representatives of Executive or his estate from assigning any rights hereunder to the person(s) entitled thereto; or (ii) the Company's right to assign this Employment Agreement to a related entity subsequent to any merger, stock for stock exchange, reorganization, or otherwise as set forth in Section 11f. Notwithstanding the foregoing, this Employment Agreement shall be binding on any entity which by purchase of assets, merger, or otherwise, becomes a successor to the business of the Company.

         SECTION 17. DIRECTOR & OFFICER LIABILITY INSURANCE. The Company shall obtain Director & Officer Liability Insurance of a type that is usual and customary for businesses similar to Company.

         SECTION 18. HEADINGS. The headings of paragraph herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Employment Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed the day and year first above written.

                                    COMPANY:

                                    SMART CHOICE AUTOMOTIVE GROUP, INC.

                                    By:  /illegible/

                                    EXECUTIVE:

                                          /s/ JOSEPH MOHR
                                   -----------------------------------
                                          Joseph E. Mohr

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